Exhibit 10.1
TERMINATION AGREEMENT
     This Termination Agreement (the “Agreement”) is entered into this 10th day of June 2008 by and between Microbix Biosystems Inc. (“Microbix”) and ImaRx Therapeutics, Inc. (“ImaRx”).
     Whereas, the parties have previously entered into a Letter of Intent, dated May 6, 2008 (the “LOI”) outlining the general terms and conditions on which Microbix proposed to acquire from ImaRx all of the assets related to ImaRx’s urokinase business.
     Whereas, closing of the acquisition was contingent on the successful accomplishment of conditions set for in the LOI.
     Whereas, the parties acknowledge that it will not be possible to satisfy all of the conditions to closing and now desire to document the termination of the LOI.
NOW, THEREFORE, the parties hereto agree as follows:
1.	The Letter of Intent, dated May 6, 2008 is hereby terminated and each of the party’s obligations there under is hereby terminated, provided that Section 12. Confidentiality shall survive termination of the LOI.

2.	ImaRx is free to enter into an “Alternative Transaction” as such term is defined n the LOI and shall not be liable to make any payments to Microbix as a result of such transaction.

3.	The parties hereby waive any and all claims, whether stated in tort, contract, under a statute or regulation, or otherwise, they ( for themselves and their agents, employees, shareholders, officers or affiliates) have or may have against the other for failure to close the proposed acquisition, or in connection with, or arising out of any of the communications, written or oral, they have had with respect to the Letter of Intent of any of the subjects it addresses.
In Witness Whereof, the parties have executed this Agreement effective the date written above.

Microbix Biosystems Inc.		ImaRx Therapeutics, Inc.

By:	/s/ Mark Cochran	By:	/s/ Bradford Zakes

Its:	Director	Its: President & Chief Executive Officer